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ComEd Appoints Two New Board Members

CHICAGO - (Oct. 20, 2006) ComEd announced today that its board of directors appointed Edward (Ted) J. Mooney, former Nalco chairman and chief executive officer, and Jesse H. Ruiz, a partner in the law firm of Garden Carton & Douglas, to the utility’s board of directors.

With the addition of Mooney and Ruiz, the ComEd board has eight directors including seven outside directors. Their election to the board further affirms ComEd as an independent entity, separate from its parent company, Exelon Corporation.

ComEd revamped its board in November 2005 in light of regulatory and political developments in Illinois that have put ComEd’s ability to recover its costs at risk. The addition of Mooney and Ruiz strengthens the utility’s management of potentially difficult financial and strategic issues in the future.

“I am extremely pleased with the addition of Ted and Jesse to our board,” said Frank M. Clark, ComEd chairman and chief executive officer. “Ted has held leadership positions at Nalco and Suez Lyonnaise for more than 25 years and will bring a fresh, independent perspective to the board. We also will benefit from Jesse’s experience providing legal counsel to public and private companies and his distinguished record of public service in Illinois and within the Hispanic community.”

Mooney joined Nalco Chemical Company in 1969 as a corporate attorney and held numerous executive positions, including general manager, vice president, and president, before becoming chairman and chief executive officer in 1994. Nalco, headquartered in Naperville, is a leading provider of water treatment and process improvement services, chemicals and equipment for industrial and institutional applications.

Upon the acquisition of Nalco by Suez Lyonnaise des Eaux in 2000, Mooney was elected Délégué Général-North America of Suez Lyonnaise, a company that designs sustainable and innovative solutions for managing public utilities. Mooney retired from Suez Lyonnaise in 2001. He serves on the boards of Northern Trust Corporation, FMC Corporation, FMC Technologies, Inc., and Cabot Microelectronics Corporation. Mooney received a B.S. in chemical engineering and J.D. in law from the University of Texas. He also is a graduate of the M.I.T. Sloan Senior Executive Program.

Ruiz has concentrated his legal practice on mergers and acquisitions. He also assists public and private companies on corporate finance issues, consulting and other commercial agreements, reorganizations, corporate governance issues, and employment matters. Ruiz provides counsel to more than a dozen Illinois lawmakers who form the Illinois legislative Latino Caucus.

In 2004, Governor Rod Blagojevich appointed Ruiz chairman of the Illinois State Board of Education. The Board oversees a budget of more than $8.8 billion for the state’s public schools. Ruiz serves on numerous other councils and boards and has received several significant honors, including Crain’s Chicago Business “40 under 40 Rising Stars in Chicago Business” and the Cook County State’s Attorney’s Office “El Humanitario Award.” He received his J.D. from the University of Chicago Law School and a B.A. in economics and business administration from the University of Illinois.

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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.